UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2009

Amazon Goldsands Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Jiron Caracas 2226, Jesús María, Lima 11, Peru	________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (511) 989 184706

___________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A amends the Report on Form 8-K filed by Amazon Goldsands Ltd. on April 1, 2009 (the “Original Filing”) to correct certain information relating to the number of shares issued and proceeds received in the private equity offering recently completed.  Except for the change described above, no other changes have been made to the Original Filing.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

On March 31, 2009, we completed a private equity offering and issued 5,272,333 shares of our common stock at $0.15 per share, par value $0.00001 (the “Shares”), to a total of thirty-eight (38) investors.  The gross proceeds we received from this private equity offering was $790,850.

The securities offered and sold in connection with this private equity offering were in reliance on the following exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”): (a) in the case of U.S. persons, Section 4(2) of the Securities Act or Regulation D promulgated thereunder, and (b) in the case of non-U.S. persons, Regulation S promulgated under the Securities Act.  In connection with this private equity offering, we relied on each of the investors’ written representations.  With respect to the securities sold to U.S. persons, sales were made only to persons who represented that they were “accredited investors” as that term is defined in Rule 501(a) under the Securities Act.   With respect to the securities sold to non-U.S. persons, sales were made to persons who represented that they were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act.  Each investor represented that they were acquiring the securities for investment only and not with a view toward resale or distribution. We our stock transfer agent affixed appropriate restricted legends to the stock certificate issued to each investor.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.  Neither we nor anyone acting on our behalf offered or sold these Shares by any form of general solicitation or general advertising.

The Shares were not sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 3, 2009

Amazon Goldsands Ltd.

By:	/s/ Hector Ponte
Name:	Hector Ponte
Title:	Chief Executive Officer & Director